Vantage Drilling Company Reports First Quarter 2011 Results

HOUSTON, TX--(MARKET WIRE)—May 6, 2011 -- Vantage Drilling Company ("Vantage") (AMEX: VTG-U) (AMEX:VTG) (AMEX: VTG-WS) reports a net loss of ($18.7) million or ($0.06) per diluted share for the three months ended March 31, 2011 as compared to a net loss of ($13.0) million or ($.05) per diluted share in the fourth quarter of 2010 and net income of $6.0 million or $0.03 per diluted share for the three months ended March 31, 2010.

Revenue for the three months ended March 31, 2011 was $124.6 million as compared to revenue of $84.9 million in the fourth quarter of 2010 and $58.3 million for the three months ended March 31, 2010. Income from operations for the quarter was $24.3 million as compared to $6.7 million in the preceding quarter and $15.6 million in the prior year. The increase in revenue and income from operations for the quarter was driven by the Platinum Explorer which commenced operations on a five year contract in India in December 2010 partially offset by the Sapphire Driller and Aquamarine Driller having days off contract days during the quarter.

As we have previously announced the Sapphire Driller’s contract in the Côte d'Ivoire had a force majeure claim resulting from the civil unrest and the Aquamarine Driller’s customer in the Philippines exercised the early termination provisions of the contract in order to reassess their drilling program. The Sapphire Driller and Aquamarine Driller have been mobilized to Cameroon and Malaysia, respectively and began new contracts in early March.

Paul Bragg, Chairman and Chief Executive Officer, commented, “This was a landmark quarter for Vantage as we now have all of our rigs operating. We are extremely pleased with the high-level of productive time across the fleet as the Platinum Explorer achieved over 93% productive time during its first quarter of operations and the jackup fleet achieve over 99% productive time for the quarter while on contract.”

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs operating, and an ultra deepwater drillship, the Platinum Explorer. Vantage is also providing management services for four other ultra-deepwater drillships.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg Chairman & Chief Executive Officer Vantage Drilling Company (281) 404-4700

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	March 31,	December 31,
	2011	2010

	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$51,709	$120,443
Restricted cash	27,699	29,004
Trade receivables	86,917	50,190
Inventory	21,714	19,760
Prepaid expenses and other current assets	10,940	11,472

Total current assets	198,979	230,869

Property and equipment
Property and equipment	1,781,926	1,762,844
Accumulated depreciation	(60,824)	(44,712)

Property and equipment, net	1,721,102	1,718,132

Other assets
Other assets	51,424	54,193

Total other assets	51,424	54,193

Total assets	$1,971,505	$2,003,194

		2,003,1
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$41,041	$32,332
Accrued liabilities	51,748	75,159
Short-term debt	6,002	8,574

Total current liabilities	98,791	116,065

Long–term debt, net of discount of $60,807 and $63,654	1,107,816	1,103,480
Other long-term liabilities	12,486	13,498
Commitments and contingencies	-	-
Shareholders’ equity
Preferred shares, $0.001 par value, 10,000 shares authorized;
none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 400,000 shares authorized;
289,761 and 289,713 shares issued and outstanding	290	290
Additional paid-in capital	855,471	854,557
Accumulated deficit	(103,349)	(84,696)

Total shareholders’ equity	752,412	770,151

Total liabilities and shareholders’ equity	$1,971,505	$2,003,194

     Vantage Drilling Company Consolidated Statement of Operations (In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,

	2011	2010

Revenues
Contract drilling services	$86,712	$39,356
Management fees	3,966	4,437
Reimbursables	33,911	14,457

Total revenues	124,589	58,250

Operating costs and expenses
Operating costs	77,351	30,659
General and administrative	6,847	4,475
Depreciation	16,112	7,477

Total operating expenses	100,310	42,611

Income from operations	24,279	15,639
Other income (expense)
Interest income	38	12
Interest expense and financing charges	(41,542)	(7,985)
Other income	1,480	612

Total other expense	(40,024)	(7,361)

Income (loss) before income taxes	(15,745)	8,278
Income tax provision	2,909	2,315

Net income (loss)	$(18,654)	$5,963

Earnings (loss) per share
Basic	$(0.06)	$0.03
Diluted	$(0.06)	$0.03

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)
	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(18,654)	$5,963
Adjustments to reconcile net income to net cash provided by
(used in) operating activities:
Depreciation expense	16,112	7,477
Amortization of debt financing costs	1,868	976
Share-based compensation expense	914	1,526
Accretion of long-term debt	1,489	1,217
Amortization of debt discount	2,847	293
Deferred income tax benefit	(252)	-
Changes in operating assets and liabilities:
Restricted cash	1,305	(9,188)
Trade receivables	(36,727)	(22,205)
Inventory	(1,954)	(1,013)
Prepaid expenses and other current assets	533	(3,304)
Other assets	1,162	(198)
Accounts payable	8,709	1,919
Accrued liabilities	(24,422)	7,245
Short-term debt	-	904

Net cash used in operating activities	(47,070)	(8,388)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(19,083)	(11,934)
Investment in joint venture	-	(1,959)

Net cash used in investing activities	(19,083)	(13,893)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	-	(9,649)
Proceeds from issuance of ordinary shares in public offerings,
net	-	47,688
Repayment of short-term debt	(2,572)	(1,297)
Debt issuance costs	(9)	(59)

Net cash provided by (used in) financing activities	(2,581)	36,683

Net increase (decrease) in cash and cash equivalents	(68,734)	14,402
Cash and cash equivalents—beginning of period	120,443	15,992

Cash and cash equivalents—end of period	$51,709	$30,394